UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
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Date of Report (Date of earliest event reported): August 2, 2007
DOVER CORPORATION
(Exact Name of Registrant as Specified in Charter)
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STATE OF DELAWARE (State or other Jurisdiction of Incorporation)	1-4018 (Commission File Number)	53-0257888 (I.R.S. Employer Identification No.)

280 Park Avenue, New York, NY (Address of Principal Executive Offices)	10017 (Zip Code)
(212) 922-1640
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Information.
On August 2, 2007, Dover Corporation (the “Company”) entered into an accelerated share repurchase agreement (an “ASR”) with Goldman Sachs & Co. (“Goldman”) for the repurchase of six million shares of the Company’s common stock, par value $1.00 per share, at an initial aggregate purchase price of $309,840,000.
Under the terms of the ASR, Goldman delivered to the Company the full number of shares to be repurchased on August 7, 2007. Goldman borrowed the shares and, over a period not to extend beyond December 31, 2007, will repurchase shares in the open market to cover its position with the share lenders. Upon completion of Goldman’s open market repurchases, the ASR is subject to a price adjustment. At that time, the Company may receive, or be required to pay, a price adjustment based on the adjusted volume weighted average price. The Company may elect to settle the price adjustment in shares or in cash.
The ASR contains other terms governing the transaction, including, but not limited to, the mechanism used to determine the final settlement of the transaction, the settlement methods, the circumstances under which Goldman is permitted to make adjustments to the valuation periods, the circumstances under which the transaction may be terminated early, and various representations, warranties and covenants made by the Company and Goldman to one another, including, inter alia, certain representations related to Rule 10b5-1 and intended adherence with the Rule 10b-18 volume and timing guidelines.
The Company is conducting the accelerated share repurchase under a repurchase authorization for an aggregate of 10,000,000 shares approved by its board of directors on August 2, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 7, 2007	DOVER CORPORATION (Registrant)
	By:	/s/ Joseph W. Schmidt
Joseph W. Schmidt
Vice President, General Counsel & Secretary